Exhibit 10.1

Memorandum of Understanding

This binding Memorandum of Understanding (“MOU”) is entered into on December 3, 2014 by and between MagneGas Corporation ("MNGA") of Tarpon Springs, Florida and Afnetco (“AFT”) sometimes referred to herein as the (“Parties”).

Recitals

Whereas, MNGA is a Publicly Traded corporation organized and existing under the law of the state of Delaware with its principle place of business in the state of Florida;

Whereas, Afnetco is a Company from South Africa;

Whereas, MNGA is engaged in the business of generating gaseous fuel from liquid waste with its patented Plasma Arc Flow technology;

Whereas, MNGA and AFT are interested in entering into a collaborative relationship to further the MagneGas technology in South Africa;

Whereas, both parties agree to the following:

1.	Scope

1.1 AFT will purchase one 100kw Mobile Recycler for gasification of liquid oil waste at the purchase of $695,000 (six hundred ninety five thousand US dollars) FOB Tampa for South Africa on or before 180 days from the signature of this agreement.

1.2 On or before December 22, 2014, AFT will pay a non-refundable deposit of $10,000 to bind this agreement and obtain certain rights outlined in this agreement for South Africa. Should said payment not be received in full by December 15, 2014, this agreement is null and void without recourse to either party.

1.3 Upon receipt of the deposit payment outlined above, AFT will have 6 months to complete the purchase and payment in full of the recycler referenced above and said $10,000 deposit will be applied towards the purchase price.

1.4 AFT will be required to send a minimum of two technicians at their expense to participate in the testing and training for the recycler. These technicians will be fully trained in the operation of the recycler at no charge by MNGA.

1.5 MNGA at its expense will send one technician to South Africa a period of 2 weeks for commissioning and training upon delivery of the recycler.

1.6 It is the intention of MNGA, upon purchase by AFT of the first recycler, to become a partner in AFT and obtain a seat on the Company’s Board of Directors. The terms and conditions of such an arrangement will be determined at the time of the purchase.

150 Rainville Rd, Tarpon Springs, FL 34689 www.MagneGas.com

PH 727-934-3448 Fax 727-934-6260

2.	Exclusivity and Minimal Sales Requirements:

2.1. With the purchase and payment in full of the first recycler outlined above, AFT will automatically obtain exclusive distribution rights for South Africa for 12 months for all MagneGas products and services related to the processing of oil based waste.

2.2. Every recycler purchased thereafter the initial purchase of the first recycler will extend automatically exclusivity in South Africa for an additional one year.

2.3. The exclusive distribution rights shall include all of the current and future products, commercialized, manufactured, distributed and or operated by MNGA related to the processing of oil based waste.

2.4. AFT may only transfer these rights or contract to a third party with written approval from MNGA not to be unreasonably withheld.

2.5. Upon receipt of the $10,000 deposit referenced in clause 1.2 above, AFT will obtain first right of refusal for any business opportunities in South Africa related to the processing of oil based waste using a MagneGas system. This will be in the form of an exclusive option to purchase the rights for the territory, with said option expiring without recourse to either party 180 days after signature of this agreement.

3.	Obligations and General Terms

3.1. In the event MNGA or AFT sells, assigns, merges, or transfers all or substantially all of its business or this Agreement, or otherwise conveys to a third-party ownership, operation, or control of its rights, such party’s rights and obligations pursuant to this Agreement shall survive such sale or transfer and shall be fully enforceable against and shall be fully assumed by said successor or transferee third party.

3.2 This agreement replaces all oral and written agreements and understandings with the exception of the Distributor program which has been outlined in previous communication. As an exclusive Distributor AFT will receive a 20% to 30% discount to retail pricing of MagneGas equipment and services.

3.3 It is the intention of both parties to enter into definitive agreements prior to the expiration of this agreement with general terms and conditions as outlined herein.

4.	Website Links and Image Authorization

MNGA and AFT authorize each other to be named as a “Strategic Partner” on each others’ website and inclusive in mutual Press Releases with a corporate logo linking to its website. PR and MNGA mutually agree to provide the other party an advance copy and obtain counter party approval of all documents, videos and other media prior to dissemination to the public.

150 Rainville Rd, Tarpon Springs, FL 34689 www.MagneGas.com

PH 727-934-3448 Fax 727-934-6260

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5.	Expenses

Each Party will bear its own expenses and costs of the transactions contemplated hereby, including, but not limited to, the fees of attorneys and financial advisors.

6.	Governing Law

This MOU shall be governed by Florida law, without reference to the Florida rules on conflict of laws.

7.	Counterparts

For the convenience of the Parties hereto, this MOU may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the Parties hereto, whether or not such counterpart will bear the execution of each of the Parties hereto, will be deemed to be, and will be construed as, one and the same.

8.	Term

Unless payment of $10,000 deposit is received on or before December 15, 2014, this MOU expire without recourse to either party. Upon receipt of deposit, this MOU will expire on June 1, 2015.

9.	Entire Agreement

This MOU constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the Parties in connection herewith. No change, modification or termination of any of the terms, provisions, or conditions of this MOU shall be effective unless made in writing and signed all Parties hereto.

10.	Trading of Stock

The parties acknowledge that MNGA is a public company listing its common stock on the NASDAQ exchange. If any material, non-public information is disclosed, Recipient agrees that it will comply with United States Securities and Exchange Commission Regulation FD (Fair Disclosure), and refrain from trading in MNGA stock until that material non-public information is publicly disseminated.

150 Rainville Rd, Tarpon Springs, FL 34689 www.MagneGas.com

PH 727-934-3448 Fax 727-934-6260

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11.	Confidentiality

Nothing in this agreement constitutes a transfer of ownership of intellectual property between the parties including, without limitation, patents, copyrights, and/or registered trademarks. The Parties will protect the copyrights of materials used in connection with preparation for any Projects. The Parties agree to keep the confidentiality of any proprietary information of a Party disclosed to any of the other Parties hereunder or in connection with any Project, and to use such information solely for the purposes of carrying out their respective commitments hereunder. Any definitive agreement between the Parties and others with respect to the any Project will contain customary confidentiality provisions to protect each Party’s proprietary information, as well as provisions relative to the disclosure of other material information in compliance with the requirements of the U.S. Securities and Exchange Commission as such apply to MagneGas.

Each Party’s signature below will confirm that the foregoing is acceptable to them. This Memorandum of Understanding contains the complete understanding of the parties with respect to the contemplated terms of the arrangement. The definitive documents evidencing the agreements between the Parties are subject to negotiation.

/s/ Ferdinand Labuschagne	/s/ Ermanno Santilli

Agreed to and accepted	Agreed to and accepted

Ferdinand Labuschagne	Ermanno Santilli, CEO MagneGas Corp

150 Rainville Rd, Tarpon Springs, FL 34689 www.MagneGas.com

PH 727-934-3448 Fax 727-934-6260

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